Exhibit 99.1

AAON Activates Accordion Feature on Credit Facility to Support Growth

TULSA, OK, December 29, 2025 – AAON, Inc. (NASDAQ: AAON) (“AAON” or the “Company”), a leader in high-performing, energy-efficient HVAC solutions that bring long-term value to customers and owners, today announced that it has exercised the accordion feature on its existing revolving credit facility, increasing the Company’s available borrowing capacity to $600.0 million. This strategic move provides additional financial flexibility to meet accelerating customer demand and support ongoing growth initiatives.

“Our business continues to experience strong momentum with bookings strength continuing throughout the fourth quarter, driven by robust market conditions and expanding customer needs,” said Rebecca Thompson, CFO and Treasurer. “Activating the accordion feature ensures we have ample liquidity to invest in growth and respond to demand, while maintaining a disciplined capital structure.”

The accordion feature, negotiated as part of the Company's credit agreement, allows the Company to expand its borrowing limit without renegotiating the entire facility. This increase strengthens the Company's ability to fund working capital, capital expenditures and strategic projects aligned with its long-term growth objectives.

AAON
Founded in 1988, AAON is a world leader in HVAC solutions for commercial and industrial indoor environments. The Company's industry-leading approach to designing and manufacturing highly configurable equipment to meet exact needs creates a premier ownership experience with greater efficiency, performance and long-term value. AAON is headquartered in Tulsa, Oklahoma, where its world-class innovation center and testing lab allows AAON engineers to continuously push boundaries and advance the industry. For more information, please visit www.AAON.com.

Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (4) general economic, market or business conditions.

Contact Information
Joseph Mondillo
Director of Investor Relations
Phone (617) 877-6346
Email: joseph.mondillo@aaon.com